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CONTACT:                                                FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6671

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619


                  BLYTH, INC. ANNOUNCES $200 MILLION CREDIT FACILITY


GREENWICH, CT, USA, August 22, 2002: Blyth, Inc. (NYSE:BTH), a leader in the candles, home fragrance and giftware industry, today announced that it has entered into a new bank agreement that provides the Company with an unsecured revolving credit facility for a three year term, through August 5, 2005. The $200 million facility, with a $50 million expansion feature, replaces an existing $135 million credit facility that was scheduled to mature in October 2002. The banking syndication was led by JPMorgan Chase Bank.

Management plans to use the credit facility for seasonal working capital needs, general corporate purposes and funding for strategic acquisitions. The Company has made one acquisition each year on average over the past decade while experiencing strong organic growth, yielding a compound annual growth rate of 30%.

Robert H. Barghaus, Blyth's Chief Financial Officer, commented, "Our ability to increase our borrowing capacity in a difficult credit environment is indicative of our strong balance sheet and substantial cash flow from operations. In addition, we believe that our successful track record of 13 acquisitions since 1992 and a clear strategy to continue on a path of organic and acquisition-related growth was a clear source of confidence for the banking community."

Blyth, Inc. can be found on the Internet at www.blythinc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company's historic growth rate, the Company's ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new



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product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2002 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2002.

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